                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
First Midwest Bancorp, Inc.:


We consent to the incorporation by reference in the registration statement on Form S-3 of First Midwest Bancorp, Inc. of our report dated January 19, 1996, relating to the consolidated statement of condition of First Midwest Bancorp, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1996 annual report on Form 10-K of First Midwest Bancorp, Inc. and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG PEAT MARWICK LLP



Chicago, Illinois
October 1, 1997